Exhibit 10.7

GEORGIA TECH APPLIED RESEARCH CORPORATION
Cost Reimbursement Research Project Agreement
Research Proposal No. 01,205,072,04,96874

Research Project No.

THIS AGREEMENT is made by and between GEORGIA TECH APPLIED RESEARCH CORPORATION, a Georgia corporation, having principal offices at Research Administration Building, Georgia Institute of Technology, Atlanta, Georgia, 30332-0420 (hereinafter known as "GTARC") and FLIGHT SAFETY TECHNOLOGIES, INC. having a business address of 63 Mountain Green Circle, Candlewood, Quail Meadows Estate, Windsor Mill, MD 21244-2602 (hereinafter known as "FST").

In consideration of the mutual premises and covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

Section 1.     Definitions.

1.1     "Research Project" shall refer to the performance of the scope of work set forth in GTARC's Research Proposal entitled "UNICORN Antenna Evaluations and Modeling" dated August 12, 2003. The aforesaid scope of work is incorporated herein by reference as if set forth in full text as Attachment A.

1.2     "Staff Member" shall mean employees, independent contractors, subcontractors, consultants and student assistants of the Georgia Institute of Technology (hereinafter "GIT"), a unit of the University System of Georgia, who shall perform the Research Project.

1.3     "GTARC" is a wholly controlled non-profit subsidiary of the Georgia Tech Research Corporation ("GTRC"). GTARC and GTRC are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended ("Code") and are supporting organizations of the GIT under Section 509(a)(3) of the Code. GTARC was formed for the purpose of entering into sponsored research agreements for Georgia Tech Research Institute (GTRI). GTRC owns and administers intellectual property developed at GIT/GTRI. GTARC may enter into contractual agreements regarding intellectual property owned by GTRC that are in accordance with GIT policy.

1.4     "Intellectual Property" means any intellectual property, including, without limitation, any ideas, inventions, know-how, design rights, analysis techniques, discoveries and modifications and improvements to any of the foregoing including all computer software, works, material and data, whether or not protectable by patent, trade secret or copyright.

1.5     "Background Intellectual Property" means all GTARC and FST Intellectual Property, including but not limited to inventions, designs, patents, trademarks, copyrights, computer software, analysis techniques and trade secrets conceived and/or first reduced to practice either prior to or outside the scope of this agreement and subsequent modifications and improvements thereto.

1.6     "Joint Intellectual Property" means any Intellectual Property that is jointly developed by at least one or more employees, agents or consultants of both GTARC and FST. A joint invention requires an inventive contribution to the conception or reduction to practice of the invention by each inventor (not merely an implementation, modification or improvement to or of the suggestion or instructions of the inventor); and can be made even though the inventors did not physically work together or at the same time, did not each make the same or amount of contribution, or did not each make a contribution to the subject matter of every claim of any patent covering the invention.

1.7     "Proprietary Information" means any technical data or information that is disclosed to GTARC by FST or by FST to GTARC pursuant to the execution of this Research Project, and under the terms and conditions of a Proprietary Information Agreement dated March 12, 2003.

Section 2.     Term.

2.1     GTARC shall undertake the Research Project during the term of this Agreement which shall commence upon September 1, 2003, and shall continue for a period of nine (9) months unless sooner terminated or extended in accordance with the terms hereof.

Section 3.     Compensation and Expenses; Contract Cost Limitation.

3.1     FST agrees to reimburse GTARC for the actual direct and indirect costs incurred by GTARC in the performance of the Research Project.

3.2     GTARC reserves the right to modify its direct and indirect rates effective July 1, each year.

3.3     GTARC will render its invoices as indicated in 3.4 below. FST agrees to pay each invoice within thirty days of the invoice date. Any invoice not paid within thirty days of the invoice date will be considered delinquent and subject to a one-and-a-half percent (1.5%) per month fee for each month or fraction thereof, until the payment is received.
BILLING ADDRESS: ATTN: PHONE NO.	Flight Safety Technologies, Inc 1 Spar Yard New London, Connecticut 06320 David Cryer 860-443-7768

3.4     FST agrees to pay the sum of Ninety-five Thousand, One Hundred Twenty-two Dollars and Fifty-eight Cents ($95,122.58) ("Contract Cost Limitation") for the Research Project which includes Option 1 in the amount of Fifty-six Thousand, Three Hundred Eighty-one Dollars and Thirty-three Cents ($56,381.33); plus Sub-Option 3 of Option 2 in the amount of Thirty-One Thousand, Six Hundred Thirty-three Dollars and Ninety-eight Cents ($31,633.98); and Sub-Option 4 of Option 2 in the amount of Seven Thousand, One Hundred Seven Dollars and Twenty-seven Cents ($7,107.27). GTARC will not invoice FST in excess of Contract Cost Limitation without first obtaining the approval of FST. FST shall make two payments. The first payment of Forty-seven Thousand, Five Hundred Sixty-one Dollars and Twenty-nine Cents ($47,561.29) will be due upon contract execution. The second payment of Forty-seven Thousand, Five Hundred Sixty-one Dollars and Twenty-nine Cents ($47,561.29) will be due within one hundred twenty (120) days of execution. Any unused funds will be returned to FST. Payments are to be made to:

Georgia Tech Applied Research Corporation,
P.O. Box 277004,
Atlanta, GA 30384-7004.

3.5     GTARC reserves the right to discontinue the Research Project if FST fails to pay any GTARC invoice within the time herein specified. GTARC shall not be obligated to incur costs in excess of the Contract Cost Limitation.

Section 4.     Reports.

4.1     GTARC agrees to render to FST Monthly Status Reports and a Final Report summarizing the results of the Research Project.

Section 5.     Publicity.

5.1     Each party agrees not to authorize or commission the publication of any promotional materials containing any reference to the other party without the prior written approval of the other party; provided, GTARC and GIT may include FST's name and Research Project title in published listings of research sponsors and FST may include GTARC and GIT's name and the purpose of this Research Project in its public filings with the Securities and Exchange Commission. The provisions of this Section 5 shall survive termination of this Agreement.

Section 6.     Publication.

6.1     GTARC and GIT may catalog and place reports of the Research Project in the GIT Library. Further, GTARC and GIT may issue publications based on the Research Project and use the research results in their research and education programs.

6.2     FST recognizes that the results of the Research Project must be publishable and agrees that Staff Members engaged in the Research Project shall be permitted to present at symposium, national, or regional professional meetings, and to publish in journals, thesis or dissertations, or otherwise of their own choosing, results of the Research Project, provided, however, that FST shall been furnished copies of any proposed publication or presentation at least sixty (60) days in advance of the proposed submission of such publication or presentation to a journal, editor, or other third party. FST shall have sixty (60) days, after receipt of such copies, to advise if the proposed submission discloses patentable subject matter which needs protection, or discloses FST Proprietary Information. If FST so advises, the researchers shall refrain from publication or presentation of such submission until the filing of patent application(s) on any patentable subject matter contained in the proposed submission or the excision of FST's Proprietary Information. In no event shall any such submission, publication, or presentation disclose FST's Proprietary Information.

Section 7.     Intellectual Property.

7.1     Intellectual Property Rights.

a.          Background Intellectual Property. All Background Intellectual Property is the separate property of FST or GTARC respectively, and is not affected by this Agreement. Neither Party shall have any claims to or rights in such Background Intellectual Property except for an internal research and development use that has been identified as necessary to conduct the research contemplated by this Agreement for the term of this Agreement subject to any third party rights.

b.          FST New Intellectual Property. All rights, title and interest to all Intellectual Property which is made, created, or conceived solely by employees or personnel of FST in the course of performance of this Agreement, whether or not protectable by patent, trade secret or copyright, shall be owned solely and exclusively by and vested entirely in FST.

c.          GTARC New Intellectual Property. All rights, title and interest to Intellectual Property including improvements thereto which are made, created, or conceived solely by employees or personnel of GTARC in the course of performance of a Task Order issued under this Agreement, shall be owned solely and exclusively by and vested entirely in GTARC ("GTARC Intellectual Property").

d.          Joint Intellectual Property. All rights, title and interest to Intellectual Property covering inventions, know-how, designs, analysis techniques and discoveries including computer software, works, material and data jointly made or developed by one or more employees, agents or consultants of both parties shall be jointly owned by the parties with each party owning an equal undivided interest in the right, title, and interest thereto.

e.          Based on existing FST Background Intellectual Property, it is anticipated by the parties that the work contemplated herein is fully covered under FST's UNICORN patent (US 6,211,808 B1) and by additional patent protection which FST is attempting to obtain on the information that FST has previously provided to GTARC under the terms of the Proprietary Information Agreement dated March 12, 2003 and that it is anticipated that no New GTARC Intellectual Property or Joint Intellectual Property will be created under the terms of this Agreement. If GTARC at any time believes it is or will be creating new GTARC Intellectual Property or Joint Intellectual Property, it will notify FST in advance of any such anticipated creation and FST shall have the option of either continuing work under this Agreement or terminating in accordance with Section 11 of this Agreement. If FST does not terminate this Agreement in accordance with this section, then rights relative to the GTARC New Intellectual Property or Joint Intellectual Property will be determined in accordance with this Agreement.

7.2     Intellectual Property Protection.

a.          All inventions and discoveries may by one or more GTARC employees or personnel related to the work performed during this Agreement, shall be promptly and fully made known to FST in writing within 30 days from the time that such invention has been disclosed to GTARC and at least two months prior to any bar dates that would preclude acquiring intellectual property protection. The notice of invention shall specify the names of the inventors and a brief description of the subject matter of the invention.

b.          In the event that FST believes that patent protection would be desirable for any of the inventions and discoveries made by employees or personnel of GTARC, FST shall have the right to submit a written request to GTARC to seek patent protection to such GTARC intellectual property for the invention at FST's expense. Any such request shall identify the invention and the countries in which patent protection is desired. GTARC reserves the right to seek intellectual property protection in those countries or regions in which FST does not have interest in filing for patent protection. GTARC shall file such patent application within one hundred eight (180) days of such request. In the event GTARC has not filed for patent protection for any invention as provided in this Section 7.2(b) within one hundred eight (180) days after receiving a written request to do so, GTARC's subject Intellectual Property will be considered abandoned. FST shall then have the right to seek patent protection for the invention(s) in question, and FST shall be the owner of the resulting patent rights. In such event, GTARC shall execute or cause to be executed all assignments, patent applications, and other papers relating to the invention which FST claims necessary or proper.

c.          GTARC shall provide FST with a copy of any patent application filed under the provisions of 7.2.b above as soon as it is filed and shall furnish FST with progress reports when requested by FST which summarize the status of any such patent application.

d.          In the event that FST elects not to submit such written request under the provisions of 7.2.b, GTARC shall have the right and option to prosecute and maintain appropriate intellectual property protection at GTARC's expense in such geographical locations.

e.          For GTARC owned patents the out of pocket expenses for patent maintenance shall be borne by GTARC. It shall be up to the discretion of GTARC to determine if GTARC desires to pay for maintenance of now licensed GTARC patents. For GTARC owned patents which are nonexclusively licensed to FST hereunder, the patent maintenance fees shall be borne by FST Technologies, Inc. and to the extent GTARC has extended nonexclusive licenses to third parties, such patent maintenance expenses shall be apportioned among and borne by all nonexclusive licensees in equal amounts.

             For jointly owned patents the out of pocket expenses of patent maintenance shall be borne by FST. If a party decides to assign, sell or otherwise transfer any portion of its share of jointly owned Intellectual Property to a prospective buyer it shall first offer such ownership interest to the other party in writing. The other party shall have a right of first refusal to purchase such assets provided such party acts within ninety days and agrees to pay substantially the monetary consideration offered by the prospective buyer.

7.3     Licensing Rights for GTARC Intellectual Property.

a.          GTARC and FST shall enter into a separate license agreement in which GTARC shall grant FST a royalty-free non-exclusive, world-wide license to practice or have practiced on their behalf GTARC New Intellectual Property, resulting from the provisions outlined in 7.2.b. Such license shall be subject to any third party rights. To the extent FST practices under the above-referenced license agreement, GTARC hereby agrees that it shall not pursue any claim or damages against FST so long as FST restricts its practice to the rights granted in such license agreement.

b.          GTARC hereby grants FST a right of first option to negotiate an exclusive license with the right to sublicense under GTARC patent rights and jointly owned patent rights resulting from the provisions outlined in 7.2b, subject to any third party rights. The value of the royalty rate will be negotiated in good faith on fair and reasonable terms by both parties. This option shall commence upon the date of this Agreement and shall expire twelve (12) months after disclosure of such GTARC Intellectual Property.

c.          In the event FST fails to exercise its option to obtain an exclusive license under Section 7.3.b, each party shall have the royalty-free right to practice under and use Joint Intellectual Property including the right to sublicense Joint Intellectual Property for all purposes and applications.

Section 8.     Disclaimer.

8.1     GTARC AND GIT DISCLAIM ANY AND ALL WARRANTIES BOTH EXPRESS AND IMPLIED WITH RESPECT TO THE SERVICES TO BE PERFORMED HEREUNDER AND ANY DELIVERABLES RESULTING THEREFROM, INCLUDING THEIR CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN, AND THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

Section 9.     Confidential Information.

9.1     Any Proprietary Information which is exchanged between the parties shall be governed by the terms set forth in the PROPRIETARY INFORMATION AGREEMENT previously entered into between the parties dated March 12, 2003 and incorporated herein by reference.

Section 10.     Limitation of Liability.

10.1     The cumulative liability of GTARC to FST for all claims, demands or actions arising out of or relating to this Agreement, the services to be performed hereunder and any deliverables resulting therefrom, shall not exceed the total amount paid to GTARC hereunder during the twelve months immediately preceding such claim, demand or action. Without limiting the foregoing, in no event shall GTARC be liable for any business expense, machine down time, loss of profits, any incidental, special, exemplary or consequential damages, or any claims or demands brought against FST or FST's customers, even if GTARC has been advised of the possibility of such claims or demands. The foregoing limitations of liability, damages and claims are intended to survive termination of this Agreement and apply without regard to any other provisions of this Agreement which have been breached or proven ineffective.

Section 11.     Termination.

11.1     FST may terminate this Agreement for any reason upon thirty (30) days written notice to GTARC.

11.2     GTARC may terminate this Agreement upon thirty (30) days prior written notice in the event of a material breach by FST of any term or provision hereof, provided such breach remains uncured at the end of said thirty (30) day period. Such notice of a breach shall include a reasonable description of the facts surrounding the alleged breach and a proposed course of action to cure said breach.

11.3     FST shall pay GTARC any costs which have accrued or been encumbered up to the actual date of termination under this Section 10 and shall not be relieved of the obligation to pay such costs because of termination under this Section 10.

Section 12.     Indemnity.

12.1     FST agrees to and does hereby indemnify, hold harmless and save from liability GTARC, Staff Members, and the Board of Regents of the University System of Georgia, including their officers, and employees from and against any and all claims, demands and actions arising out of or relating to FST's commercial use of intellectual property which may be licensed to FST under Section 7 of this Agreement.

Section 13.     Miscellaneous.

13.1     All notices and other communication required or permitted to be given under this Agreement and will be effective five (5) days following deposit in the United States mail, postage prepaid and addressed to the parties at their respective addresses set forth below unless by such notice a different person or address shall have been designated.

To GTARC for administrative matters:

Georgia Tech Applied Research Corporation
Office of Contract Administration
Georgia Institute of Technology
Atlanta, Georgia 30332-0420
Attn: Ms. Sherry A. Levy

To GTARC for technical matters:

Georgia Tech Applied Research Corporation
Georgia Institute of Technology
Atlanta, Georgia 30332-0852
Attn: Mr. Jacob Leverett

To FST for administrative matters:

Flight Safety Technologies, Inc.
1 Spar Yard
New London, Connecticut 06320
Attn: Mr. David Cryer

To FST for technical matters:

Flight Safety Technologies, Inc.
63 Mountain Green Circle, Quail Meadow Estates
Windsor Mill, Maryland 21244
Attn: Mr. Frank Rees

13.2     The parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under, this Agreement.

13.3     All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia.

13.4     No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that provision or any other provision hereof.

13.5     This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both parties. Provided, however, that no provision appearing in any standard form document originated by FST including but not limited to any purchase order or confirmation order, shall be applicable, even if signed by both parties, unless the parties also execute a separate instrument expressly modifying this agreement to include such provision as set forth above. No other terms and conditions, oral or written, be they consistent, inconsistent, or additional to those contained herein, shall be binding upon the parties, unless and until such terms and conditions shall have been specifically accepted in writing by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers the day and year set forth below.
GEORGIA TECH APPLIED RESEARCH CORPORATION		FLIGHT SAFETY TECHNOLOGIES, INC.
By:	/s/ James W. Berkowitz	By:	/s/ Samuel A. Kovnat

Typed Name: James W. Berkowitz Title: Asst. to General Manager Date:		Typed Name: Samuel A. Kovnat Title: Chief Executive Officer Date: August 29, 2003
By:	/s/ G. Duane Hutchison

Typed Name: G. Duane Hutchison Title: Assistant Secretary Date: September 4, 2003